About this Presentation This presentation contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI Corporation’s (the “Company”) Annual Report on Form 10-K for a more extensive list of factors that could affect results of the Company and its subsidiaries, including UGI Energy Services, LLC. Among them are adverse weather conditions (particularly during the winter heating season), cost volatility and availability of all energy products, including propane, other LPG, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, the capacity to transport product to our customers, liability for uninsured claims and for claims in excess of insurance coverage, political, regulatory and economic conditions in the United States, Europe, and in other foreign countries, including current conflicts in the Middle East, the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the Euro), changes in Marcellus and Utica Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, the interruption, disruption, failure, malfunction or breach of our information technology systems, including due to cyber-attack, the inability to complete future pending or future infrastructure projects, and our ability to achieve operational benefits and cost efficiencies from our business transformation initiatives. The Company undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. This presentation does not constitute an offer to sell any securities of the Company or its respective affiliates or a solicitation of an offer to buy any securities of the Company or its respective affiliates.

UGIES Legacy Margin1 Breakdown FY 2014 - FY 2018 UGIES Legacy Margin1,2 19% 60% 14% 7% Peaking Take or Pay Fixed Fee Other Non-Fee Based FY 2019 - FY 2023 UGIES Legacy Margin1,2 28% 35% 5% 32% Peaking Take or Pay Fixed Fee Other Non-Fee Based 1Margin is a non-GAAP measure. See GAAP reconciliation in appendix of slide deck. 2Revenue less Cost of Sales